                         CERTIFICATE OF INCORPORATION

                                      OF

                         GAMETECH INTERNATIONAL, INC.

                         ----------------------------


     FIRST. The name of this corporation shall be:

                         GAMETECH INTERNATIONAL, INC.

     SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is CORPORATE AGENTS, INC.

     THIRD.  The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

Fifteen Million (15,000,000) shares with a par value of ($.001) per share, amounting to Fifteen Thousand Dollars ($15,000.00).

     FIFTH.  The name and mailing address of the incorporator is as follows:

             Lamont W. Jones
             Corporate Agents, Inc.
             1013 Centre Road
             Wilmington, DE  19805

     SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this eighteenth day of April, A.D. 1994.

                             /s/  LAMONT W. JONES
                             -----------------------------
                             Lamont W. Jones
                             Incorporator

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                                                                   Exhibit A

                           CERTIFICATE OF AMENDMENT
                                      OF
                          CERTIFICATE OF INCORPORATION
                                      OF
                          GAMETECH INTERNATIONAL, INC.

          GAMETECH INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That pursuant to the unanimous written consent of the Board of Directors of the corporation, given in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting said amendment to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          "RESOLVED, that the Fourth Article of the Certificate of Incorporation of the Company be, and it hereby is, amended to read as follows:

     a. AUTHORIZED SHARES. The total number of shares of stock which the corporation shall have the authority to issue is 45,000,000, of which 40,000,000 shares are Common Stock, $.001 par value, and 5,000,000 shares are Preferred Stock, $.001 par value.

     b. AUTHORITY OF BOARD TO FIX TERMS OF PREFERRED STOCK The Board of Directors of the corporation is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and to the fullest extent as may now or hereafter be permitted by the Delaware General Corporation Law, including, without limiting the generality of the foregoing, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of

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stock, or of any other series of the same or any other class or classes of stock, or other securities or property, of the corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Unless otherwise provided in such resolution or resolutions, shares of Preferred Stock of such class or series which shall be issued and thereafter acquired by the corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock."

          SECOND: That thereafter, pursuant to resolution of the Board of Directors and in lieu of a special meeting of the stockholders of said corporation, the resolution authorizing the amendment was adopted and approved by written consent of a Majority of the Stockholders of said corporation, given in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said corporation has caused this certificate to
be signed by Richard T. Fedor as of this   13th  day of  AUG.   , 1997.
                                         -------        --------


                                         /s/ RICHARD T. FEDOR
                                         Richard T. Fedor, Authorized Officer


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